Exhibit 10(i)(C)
Trust Agreement
between
Infineon Technologies AG, Munich
– “Infineon”–
and
Qimonda AG, Munich
– “Qimonda”–
Preamble
Infineon is the owner of 1,104,665,707 shares at the nominal value of 10 New Taiwan Dollars per share (“shares”) of Inotera Memories, Inc. with its registered office in Taoyuan, Taiwan, (“the Company”). The company has been listed since March 17, 2006 on the Taiwan Stock Exchange. According to the regulations of Taiwanese stock exchange law, Infineon is therewith subject to statutory disposal regulations related to the shares. Infineon is engaged in negotiations with the responsible Taiwanese authorities to obtain a certificate of exemption allowing it to transfer the ownership of the Company shares to Qimonda.

§ 1
Transfer of the shares
Infineon hereby agrees to transfer the shares with contractual effect as of midnight May 1, 2006 (“date of effectiveness”) to Qimonda.
The shares shall be transferred in rem in accordance with the following provision.
Infineon agrees to promptly transfer the shares to Qimonda in rem after the responsible Taiwanese authorities have granted Infineon a certificate of exemption from the statutory disposal restrictions. Should this certificate of exemption be denied, the following shall apply:
Infineon agrees to promptly transfer 50% of the shares to Qimonda after the end of the first day of the year of the first stock exchange listing of the Company. The remaining 50% of the shares shall be transferred in rem in equal parts (respectively 10%) after 2 years, 2.5 years, 3 years, 3.5 years and 4 years after the date of the first stock exchange listing of the Company.
As soon as it is possible for Qimonda to do so, Qimonda undertakes to deposit as many shares with the Taiwan Central Depository as is required based on Taiwanese regulations for the ‘legal person director’ of the Company. The term ‘legal person director’ means that as director of the Company, Qimonda may delegate natural persons to the Board of Directors of the Company. The ‘legal person director’ is subject to certain disposal regulations under the regulations of Taiwanese law, which are independent from the disposal regulations referred to in the preamble.
§2
Retransfer of the shares
Infineon and Nanya Technology, Corp. (“Nanya”) are parties to a joint venture Agreement concerning the Company. Infineon and Nanya have agreed to entitleInfineon to transfer the shares to Qimonda. This is subject to the proviso, however, that upon Nanya’s request Qimonda transfer the shares back to Infineon if Qimonda is no longer a company associated with Infineon within the meaning of Sections 15 et seq. of the Aktiengesetz [Stock Corporation Act].

The above-described duty of retransfer ends on the earlier of the two following dates:
- The fifth day of the year after the date of effectiveness.
- The day on which 3,000 wafer starts’ per month with 60nm technology with a front-end yield of 30% is achieved at the 300mm production site of Qimonda in Dresden.
Should a Retransfer duty occur, Qimonda agrees to transfer the shares of the company to Infineon promptly. The day on which this transfer is completed will be designated in the following as the “date of Retransfer”. Infineon agrees to transfer the shares of the company back to Qimonda as soon as this is legally possible.
§3
Trusteeship
Infineon and Qimonda agree that Infineon will hold the shares as a trustee on behalf of and for the account of Qimonda as of the date of effectiveness or the date of Retransfer as the case may be.
§4
Duties of Infineon
Infineon agrees:
–	to dispose of the shares only on instruction of Qimonda;

–	to nominate the persons named by Qimonda as members of the Board of Directors or Supervisor of the company;

–	to exercise its voting right at the general shareholders’ meeting only on instruction of Qimonda;

–	to exercise all further rights to which it is entitled as a shareholder only in consultation with Qimonda.
Infineon also agrees to promptly pass on all information and documents that it receives as a shareholder to Qimonda.

§5
Net income
The net income of the Company allocable to the shares shall be due to Qimonda as of the date of effectiveness.
§6
Duties of Qimonda
Qimonda agrees to indemnify Infineon inter partes of all claims arising out of the fulfillment of this agreement or the status of being a shareholder of the Company.
§7
Compensation, reimbursement of expenses
Infineon shall receive annual compensation of EUR 10,000 for fulfilling the duties of this agreement. Qimonda shall reimburse Infineon for all necessary expenses caused by this agreement that arise in connection with this agreement.
§8
Miscellaneous
If individual provisions in this agreement should be or become partially or entirely invalid, the validity of the remaining provisions are not affected. The parties to the contract will amicably cooperate to find a valid provision that most closely resembles the economic purpose of the invalid provision.

§ 9
Arbitration
All disputes in connection with this agreement or which arise through its validity will be conclusively decided as per the arbitration code of the German Institution for Arbitral Jurisdiction e.V., Bonn, to the exclusion of fair legal process. The court of arbitration may also make a binding decision on the validity of this arbitration clause.
The court of arbitration has its jurisdiction in Munich.

Infineon Technologies AG	Qimonda AG
April 25, 2006	April 25, 2006

[Signature]	[Signature]
Name: [CORNELIOUS SIMONS]	Name: [Michael Majerus]
Title: [CORPORATE LEGAL COUNSEL]	Title: [CFO]
[Signature]	[Signature]
Name: [Rudolf v. Moreau]	Name: [Thomas Seifert]
Title: [Corp. Legal Counsel ]	Title: